UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report May 27, 2008
Date of Earliest Event Reported (May 27, 2008)

SECURITY CAPITAL ASSURANCE LTD
(Exact name of registrant as specified in its charter)

Bermuda	001-32950	Not Applicable
(Jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification
No.)

     A.S. Cooper Building
26 Reid Street
Hamilton HM11, Bermuda
(Address of principal executive
offices, including zip code)

     (441) 279-7450
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     Effective June 1, 2008, David P. Shea departed from his position as Executive Vice President and Chief Financial Officer of Security Capital Assurance Ltd (“SCA”) but will remain as an advisor to SCA until June 15, 2008. In connection with his departure, in addition to (1) the severance payments he is entitled to receive under his employment agreement with SCA upon an involuntary termination without cause and (2) the second quarterly installment payment of his retention award under SCA’s retention program (the terms of which have been previously disclosed in SCA’s 2008 Proxy Statement), Mr. Shea will become vested in and receive a $300,000 cash payment. This payment represents the value of an unvested long term incentive cash award previously granted to Mr. Shea on March 15, 2006 which the Compensation Committee of the Board of Directors, in its sole discretion, determined to pay to Mr. Shea upon his termination.

     In addition, on May 27, 2008, Elizabeth A. Keys was appointed to the position of Senior Vice President and Chief Financial Officer, effective June 1, 2008. Ms. Keys previously served, since August 2006, as SCA’s Managing Director, Head of Financial Planning and Analysis. Prior to that, she served as the Chief Financial Officer of XL Capital Assurance, a wholly-owned subsidiary of SCA. Before joining SCA, Ms. Keys served as Controller for GMAC Commercial Finance, a subsidiary of General Motors Acceptance Corp, from 2004 to 2005, and in other positions for General Motors from 1997 to 2004.

     In connection with Ms. Keys’ appointment as Senior Vice President and Chief Financial Officer, Ms. Keys and SCA have entered into an offer letter of employment, the terms of which provide that Ms. Keys will receive an annual base salary of $300,000 and will be eligible for an annual target bonus equal to 100% of her base salary, if certain performance targets are met, as determined by the Compensation Committee of the Board of Directors of SCA. Notwithstanding the foregoing, the offer letter provides that, for 2008, Ms. Keys will receive a minimum bonus of $300,000, payable in two equal installments. The first payment of $150,000 will be made on August 31, 2008 and the second payment of $150,000 will be made at the time bonuses are customarily paid by SCA, so long as Ms. Keys is employed on each of the payment dates. However, if Ms. Keys’ employment is terminated due to death or disability or by the Company without cause prior to a payment date, she will receive her installment bonus payment for the installment period in which the termination occurs. Pursuant to the offer letter, Ms. Keys will also be eligible for an annual grant of a long term incentive award equal to 75% of the total targeted cash compensation payable to her by SCA. The long-term award attributable to 2008 will be based on a full year of service. The Compensation Committee will determine whether Ms. Keys’ long-term incentive award will be a cash incentive award or an equity incentive award or some combination thereof. The equity award may be in the form of stock options, restricted shares or performance shares (or a combination thereof), which will vest over a period of years, depending on the type of award.

     In addition, the offer letter entitles Ms. Keys to severance payments, in accordance with SCA’s severance programs, if any, in effect for executives at similar levels, in the event her employment is terminated due to a (1) work force reduction, (2) reorganization, (3) position elimination, (4) death, or (5) disability. Under the offer letter, in the event Ms. Keys voluntarily resigns, she will not be entitled to any severance payments.

     A press release announcing the appointment of Ms. Keys and the departure of Mr. Shea is filed as Exhibit 99.1 to this report and incorporated herein by reference.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Dated May 27, 2008

Security Capital Assurance Ltd

By: /s/ Tom Currie
Name: Tom Currie
Title: Senior Vice President

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

99.1	Press Release, “Security Capital Assurance Ltd Appoints Elizabeth A. Keys Chief Financial Officer,” dated May 27, 2008.